UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 5, 2013

GREEN PLAINS RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 5, 2013, Green Plains Renewable Energy, Inc. (“Green Plains”) announced that it has entered into a definitive agreement to acquire two ethanol plants of BioFuel Energy Corp. (“BIOF”) from an entity composed of its lender group. The ethanol plants are located in Wood River, NE and Fairmont, MN. BIOF had previously agreed to transfer the ethanol plants to the lender group entity pursuant to a deed in lieu of foreclosure. Following the transfers, Green Plains will purchase the ethanol plants and certain related assets from the lender group entity. The two facilities have a combined annual production capacity of approximately 220 million gallons.

Green Plains estimates the total value of the transaction at approximately $101 million, plus working capital at closing. Green Plains intends to fund the purchase with approximately $77 million in term debt and the balance in cash.

The parties have made customary representations and warranties in the definitive agreement and agreed to certain customary covenants and indemnities. The closing of the transaction, which is expected to occur during the fourth quarter of 2013, is subject to customary closing conditions and regulatory approvals.

The foregoing summary of the definitive agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the definitive agreement, which will be filed as an exhibit to the earlier of the following filings: (1) Green Plains’ current report on Form 8-K announcing the closing of the transaction or (2) Green Plains’ annual report on Form 10-K for the year ended December 31, 2013.

Item 8.01.	Other Events.

Green Plains issued a press release, dated November 5, 2013, a copy of which is attached hereto as Exhibit 99.1, announcing the signing of the definitive agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated November 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN PLAINS RENEWABLE ENERGY, INC.

Date: November 5, 2013	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)

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